Exhibit 99.2

Contact:	FOR IMMEDIATE RELEASE

Francie Nagy Investor Relations Tel: +1-212-515-4625

Brookdale Announces $124 Million Acquisition from American Senior Living

Chicago, IL. January 12, 2006 - Brookdale Senior Living Inc. (NYSE: BKD) announced today that it signed a definitive agreement to purchase 18 owned and leased facilities from American Senior Living L.P. for $124 million. The Company intends to fund the acquisition with approximately $68 million of senior mortgage debt against the owned assets, and the balance of the purchase price, $56 million, will be funded with equity.

The portfolio is comprised of 18 independent living, assisted living and CCRC facilities, containing a total of 2,239 units/beds and is located in Alabama, California, Delaware, Florida, Georgia, Louisiana, Ohio, Tennessee, Virginia and Washington. The portfolio is divided into 7 owned and 11 leased properties. Of the leased facilities, Nationwide Health Properties Inc. owns 10, and Newport Richey Capital, LLC owns the remaining facility. The transaction is expected to close in March of 2006 and is subject to customary closing conditions and possible multiple closings.

Since its IPO in November 2005, Brookdale has purchased or has committed to purchase $533 million in senior housing assets representing 7,998 units/beds. Brookdale expects to invest approximately $240 million in equity in these transactions, which includes the recently announced acquisition of 18 facilities from The Wellington Group. The Company will use its existing cash and a corporate acquisition line to fund the equity component of these acquisitions.

About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living facilities throughout the United States. The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents. The Company owns and operates independent, assisted and dementia-care facilities, with a total of 383 facilities in 31 states and the ability to serve over 30,000 residents.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our ability to close the acquisition, satisfaction of closing conditions, obtaining consents, the exercise of our due diligence termination rights, and the timing of the closing of the acquisition. Words such as "expect(s)" and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Brookdale can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Brookdale's expectations include, but are not limited to, whether conditions to the closing of the transaction will not be satisfied and other risks detailed from time to time in Brookdale's SEC reports. Such forward-looking statements speak only as of the date of this press release. Brookdale expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

For more information regarding Brookdale and to be added to our email distribution list, please visit http://www.brookdaleliving.com.